Amended and Restated Repurchase Facility Terms & Conditions Effective as of December 18, 2025

1. Definitions:

All capitalized terms used but not defined herein shall have the same meaning as in the Master Repurchase Agreement dated on or around March 19, 2025 (as supplemented by the relevant annexes thereto), as entered into between Buyer and Seller and as amended, supplemented and/or restated from time to time (the “MRA”).

“Agreement” means these Repurchase Facility Terms & Conditions between the Buyer and the Seller effective as of December 18, 2025 (as amended, restated or otherwise modified from time to time).

“Business Day” means a day other than a Saturday or Sunday on which banks are open for business generally in New York. "Business Day Convention" means, in respect of any day referred to herein which is expressed to be subject to the Business Day Convention, then in the event that such day is not a Business Day, that day will be adjusted to the next following day which is a Business Day.

“Facility” means the facility available during the Commitment Period under this Agreement.

“Facility Cap” means the amount specified in section 9 below.

 “Facility Repo Transaction” means a Transaction entered into pursuant to a Facility Transaction Notice given by the Seller to the Buyer under this Agreement.

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“Original Agreement” means the Repurchase Facility Terms & Conditions between the Buyer and the Seller dated as of March 19, 2025.

“Repo Confirm” means the Confirmation for each Facility Repo Transaction.

2. Conditions Precedent:

Each obligation of the Buyer pursuant to this Agreement to enter into a Facility Repo Transaction is subject to the satisfaction of each of the following conditions precedent as at the relevant Purchase Date, as determined by the Buyer, acting in good faith and a commercially reasonable manner, and each of the following shall be a condition precedent to the continued validity of this Agreement and of each Facility Repo Transaction:

(a)
No Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, has occurred in respect of the Seller or Buyer or would result from the proposed Facility Repo Transaction;
(b)
The MRA has been validly executed by each party, has neither expired nor been terminated in accordance with its terms and is in full force and effect; and
(c)
The Buyer having received payment of the Commitment Fee in full when due and payable.

Buyer and Seller agree that the last sentence of paragraph 15(a) of the MRA shall not apply for the duration of this Agreement and accordingly neither party shall have the right to terminate the MRA without the other party’s approval for the duration of this Agreement.

3. Buyer:	Goldman Sachs Bank USA
4. Seller:	CCS IX PORTFOLIO HOLDINGS, LLC

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5. Commencement Date:	March 19, 2025, subject to adjustment in accordance with the Business Day Convention.
6. Commitment Period:	From, and including, the Commencement Date to, but excluding, the Maturity Date, subject to the continued fulfilment of the Conditions Precedent.
7. Commitment Fee:

The commitment fee shall be payable upfront, in USD, and shall be equal to the amount, as determined by Buyer, which results from the application of a rate of 0.13% per annum to an amount equal to the Facility Cap for the Commitment Period (on a 360 day basis).

8. Repurchase Facility:

Subject to the satisfaction of the Conditions Precedent and these Repurchase Facility provisions, in each case as determined by Buyer acting in good faith and in a commercially reasonable manner, the Seller may require the Buyer to, and Buyer shall, enter into Facility Repo Transactions with the Seller, during the Commitment Period. Each such Facility Repo Transaction, once entered into, shall be governed by the MRA, the corresponding Repo Confirm, and this Agreement.

If the Seller decides to enter into a Facility Repo Transaction, the Seller must provide the Buyer with written notice by email to: gs-repo-ny@gs.com (or to such other email address as may be notified in writing by the Buyer to the Seller from time to time to the address of the Seller as set out in Annex II to the MRA) stating its intention to enter into that Facility Repo Transaction by no later than 5:00 p.m. (New York time) on the Business Day that is 1 Business Day prior to the intended Purchase Date of the Facility Repo Transaction (a “Facility Transaction Notice”) and such that when a Facility Transaction Notice is served after 5:00 p.m. (New York time) on a Business Day it shall be deemed to have been served on the

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immediately following Business Day, unless otherwise agreed between the parties.

A Facility Transaction Notice must specify:

(a)
the Purchase Date, being the first Business Day following the date on which the relevant Facility Transaction Notice was served; and
(b)
the Purchased Securities (types, ISIN, and nominal values), which shall be Eligible Securities (as defined below) of such amount as determined by multiplying the Purchase Price by the relevant Margin Percentage (in accordance with section 11 below) as at the Purchase Date; and
(c)
the Purchase Price, in USD, which shall be subject to the condition that the aggregate amount of the Purchase Prices of all Facility Repo Transactions outstanding at any given time must not exceed the Facility Cap; and
(d)
the Repurchase Date which must occur at least five (5) Business Day after the Purchase Date but no later than the earlier of (i) thirty (30) calendar days after the Purchase Date, (ii) the Maturity Date, or (iii) two (2) Business Days Prior to the earliest maturity date of the Purchased Securities; and
(e)
the relevant Pricing Rate (determined in accordance with section 12 below).

The Seller may enter into multiple Facility Repo Transactions provided that all Facility Repo Transactions entered into on the same Purchase Date shall have the same Repurchase Date.

At any given time, the aggregate amount of the Purchase Prices for all Facility Repo Transactions outstanding between the Buyer and the Seller shall not be greater than the Facility Cap specified.

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For the avoidance of doubt, this does not restrict the Buyer and the Seller from entering into repurchase transactions other than Facility Repo Transactions, if agreed.
9. Facility Cap:	Facility Cap means USD 750 million
10. Eligible Securities:

Eligible Securities means securities capable of being Purchased Securities which satisfy the eligibility criteria set out below:

A debt security that is (i) issued by the government of the United States of America, and is an eligible security for the purposes of the United States Federal Reserve Bank’s Open Market Operations, and is not a mortgage backed security, an asset backed security or a collateralized debt obligation (as determined by Buyer in good faith), and (ii) has less than one (1) year to the maturity date.

11. Margin Ratio:	The Buyer’s Margin Percentage for each Facility Repo Transaction will be equal to 101%. The Seller’s Margin Percentage for each Facility Repo Transaction will be equal to 101%.
12. Pricing Rate:

Either (i) USD-SOFR-COMPOUND, for each day during the period from and including the Purchase Date to but excluding the Repurchase Date plus 15 basis points per annum, as determined by Buyer, or (ii) a mutually agreed upon fixed interest rate.

13. Maturity Date:	January 19, 2027, subject to adjustment in accordance with the Business Day Convention.
14. Termination:	If any of the following events (each a “Termination Event”) occurs in relation to the Seller: (a) an Event of Default with respect to Seller as the defaulting party under the MRA and Buyer as the

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nondefaulting party exercises its rights and remedies under paragraph 11 of the MRA; or
(b)
[reserved],

then the Buyer shall have the right to terminate this Agreement immediately upon serving a written notice, whereupon the Repurchase Date for each Facility Repo Transaction then outstanding shall be deemed immediately to occur and Buyer shall have the rights and remedies provided in paragraph 11 of the MRA as if an Event of Default had occurred with respect to Seller and Buyer were the non-defaulting Party.

15. Conflict:

In the event of any conflict between the terms of the MRA and this Agreement, the terms of this Agreement shall prevail in relation to Facility Repo Transactions only and generally in relation to the agreement of both parties to not terminate the MRA without the other party’s approval during the duration of this Agreement as set out in section 2 above.

16. Representations:

Each party represents and warrants to the other that:

(a)
it has the capacity and authority to enter into and perform its obligations set out in this Agreement;
(b)
it is not restricted by its constitution, under any regulations to which it is subject, or in any other manner, from entering into and performing its obligations under this Agreement;
(c)
it has all necessary consents, approvals and licences to enter into, and perform its obligations under, this Agreement; and
(d)
it has made its own independent decisions to enter into this Agreement and as to whether this Agreement, and Transactions hereunder, are appropriate or proper for it based upon its own judgment and upon advice from

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such advisers as it has deemed necessary. It is not relying on any communications (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement, or Transactions hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement, or Transactions hereunder will not be considered investment advice or a recommendation to enter into this Agreement, or Transactions hereunder. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of any Transactions executed under this Agreement.

17. Confidentiality:

Neither party may disclose the terms of this Agreement to any third party (other than its affiliates, directors, officers, employees or professional advisors) except (i) with the prior written consent of the other party and (ii) to the extent required by applicable laws and / or rules and regulations (including for the avoidance of doubt in connection with a request or inquiry from a regulatory, self-regulatory or legislative body of competent jurisdiction or exchange or governmental or quasi-governmental authority), provided that the Seller (and its employees, representatives and other agents) are authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to the transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Buyer imposing any limitation of any kind. This authorization by the Buyer does not override, however, any rule of law, such as securities laws, that might otherwise

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require the Seller to keep some or all aspects of the transaction confidential.
18. Counterparts:	This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which shall, when taken together, constitute one and the same document.
19. Governing Law:

This Agreement and all non-contractual rights and obligations arising under or in respect of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York. Each party hereto hereby consents to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York in connection with any dispute arising hereunder. Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

20. Amendment and Restatement; No Novation:

Buyer and Seller each hereby agree that the Original Agreement automatically shall be deemed amended, superseded and restated in its entirety by this Agreement. All indebtedness, obligations, liabilities and liens created by the Original Agreement shall continue unimpaired and in full force and effect, as amended and restated in this Agreement. This Agreement does not constitute a novation of the obligations and liabilities existing under the Original Agreement, and this Agreement evidences the obligations of each of Buyer and Seller, as applicable, under the Original Agreement as continued and amended and restated hereby.

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Signed:	Signed:
For and on behalf of GOLDMAN SACHS BANK USA	For and on behalf of CCS IX PORTFOLIO HOLDINGS, LLC
Name:	Name:
Title:	Title:
Date:	Date:

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